As filed with the Securities and Exchange Commission on November 9, 2018.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EQUITRANS MIDSTREAM CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	83-0516635 (I.R.S. Employer Identification No.)

625 Liberty Avenue, Suite 2000
Pittsburgh, PA	15222
(Address of principal executive offices)	(Zip Code)

Equitrans Midstream Corporation Directors’ Deferred Compensation Plan

(Full title of the plan)

Thomas F. Karam

President and Chief Executive Officer

625 Liberty Avenue, Suite 2000

Pittsburgh, PA 15222

(Name and address of agent for service)

(724) 271-7200

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.                                    ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(5)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value	100,000(1)(2)	$19.615(3)	$1,961,500(3)	$238
Deferred Compensation Obligations(4)	$1,000,000	100%	$1,000,000	$121
Total			$2,961,500	$359

(1)         Represents 100,000 shares of common stock, no par value (Common Stock), of Equitrans Midstream Corporation (the Company) being registered hereon that may be offered or sold pursuant to, or issued in satisfaction of the deferred compensation obligations under, the Equitrans Midstream Corporation Directors’ Deferred Compensation Plan (the Plan).

(2)         Pursuant to Rule 416 of the Securities Act of 1933, as amended (the Securities Act), this Registration Statement also covers such additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Plan.

(3)         Estimated solely for the purposes of calculating the amount of the registration fee in accordance with Rule 457(c) and 457(h) of the Securities Act on the basis of the average of the high and low sale prices for the shares of the Common Stock as reported on a when-issued basis on the New York Stock Exchange on November 7, 2018.

(4)         The Deferred Compensation Obligations being registered are general unsecured obligations of the Company to pay deferred compensation in the future to participating members in accordance with the terms of the Plan.

(5)         In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering 100,000 shares of common stock, no par value (Common Stock), of Equitrans Midstream Corporation (the Company) that may be offered or sold pursuant to the Equitrans Midstream Corporation Directors’ Deferred Compensation Plan (the Plan) or issued in satisfaction of the deferred compensation obligations under the Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information concerning the Plan required by Item 1 of Form S-8 will be sent or given to employees as specified by Rule 428 under the Securities Act of 1933, as amended (the Securities Act).  In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the U.S. Securities and Exchange Commission (the Commission) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  The Company will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Company will furnish to the Commission or its staff a copy of any or all of the documents included in such file.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

The Company will provide, without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this Registration Statement, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit into this Registration Statement.  You should direct requests for documents to:

Equitrans Midstream Corporation
625 Liberty Avenue, Suite 2000
Pittsburgh, Pennsylvania 15222
Attention:  Thomas F. Karam
President and Chief Executive Officer
Telephone:  (724) 271-7200

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The following documents filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the Exchange Act), by the Company are incorporated in this Registration Statement by reference and shall be deemed to be a part hereof:

(a)                                 The Company’s Registration Statement on Form 10 initially filed with the Commission on August 10, 2018, as amended by Amendment No. 1 filed on September 25, 2018, Amendment No. 2 filed on October 18, 2018 and Amendment No. 3 filed on October 24, 2018 (as amended, the Form 10);

(b)                                 The Company’s Current Report on Form 8-K filed on October 31, 2018; and

(c)                                  The description of the Company’s Common Stock contained in the Form 10.

All documents filed by the Company or the Plan with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items) subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.         Description of Securities.

The Common Stock of the Company is registered under Section 12 of the Exchange Act.

The Plan provides non-employee directors of the Company the opportunity to defer the receipt of certain compensation. The Company’s obligations under the Plan (the Deferred Compensation Obligations) will be general unsecured obligations of the Company to pay deferred compensation in the future to participating non-employee directors (Participants) in accordance with the terms of the Plan.

Each Participant may elect to defer under the Plan a portion of his or her compensation that may otherwise be payable during a calendar year. Deferred compensation shall be deferred by means of a reduction in the applicable Participant’s fees that are paid by the Company to the Participant as compensation for services performed by him or her as a director.

Participants’ compensation deferrals under the Plan are credited to individual hypothetical deferral accounts maintained under the Plan. At the time of making an election to defer and participate in the Plan, each Participant may choose to allocate his or her deferred compensation among certain fixed income and equity funds, which are used to calculate the investment return rate on each Participant’s individual hypothetical deferral account.

With certain exceptions, Deferred Compensation Obligations will be paid after the Participant’s termination of service as a director. Subject to certain limitations set forth in the Plan, Participants may generally elect that payments under the Plan be made in a lump sum or in installments. The terms of the Plan may require payment in the form of a lump sum in certain circumstances.

No amount payable under the Plan shall be subject to assignment, transfer, sale, pledge, encumbrance, alienation or charge except as may be required by law. The duration of the Plan is indefinite, however, the Company reserves the right to offer deferral periods in future years and to terminate or amend the Plan at any time.

The total amount of the Deferred Compensation Obligations cannot be determined as the amount will vary based on the level of participation in the Plan and each Participant’s amount of deferral compensation.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

The Company is incorporated under the laws of the Commonwealth of Pennsylvania.

Under Sections 1741 and 1742 of the Pennsylvania Business Corporation Law (the PBCL), a business corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or representative of the corporation, or is or was serving at the request of the corporation as a director, officer or representative of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of a threatened, pending or completed action or proceeding by or in the right of the corporation, such indemnification only covers expenses and excludes judgments and amounts paid in settlement with respect to such action or proceeding, and no indemnification can be made for expenses if such person has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

In addition, PBCL Section 1744 provides that, unless ordered by a court, any indemnification referred to above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct. Such determination shall be made:

(1)   by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding;

(2)   if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

(3)   by the shareholders.

Notwithstanding the above, PBCL Section 1743 provides that to the extent that a director, officer or representative of a business corporation is successful on the merits or otherwise in defense of any action or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Further, PBCL Section 1745 provides that expenses (including attorneys’ fees) incurred by an officer, director or representative of a business corporation in defending any such action or proceeding may be paid by the corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of such officer, director or representative to repay the amount advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified by the corporation.

Also, PBCL Section 1746 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the foregoing provisions is not exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, and that indemnification may be granted under any bylaw, agreement, vote of shareholders or directors or otherwise for any action taken or any failure to take any action and may be made whether or not the corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation; provided, however, that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Article IV of the Company’s Amended and Restated Bylaws (the Company Bylaws) provides that the Company’s directors or officers shall be indemnified as of right to the fullest extent not prohibited by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other proceeding (whether brought by or in the right of the corporation or otherwise) arising out of their service to the Company or to another corporation or other enterprise at the Company’s request.

PBCL Section 1747 permits a business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer or representative of the corporation, or is or was serving at the request of the corporation as a director, officer or representative of another corporation or other enterprise, against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions described above.

Article IV of the Company Bylaws provides that the Company may purchase and maintain insurance to protect itself and its directors, officers or representatives against any liability asserted against such person and incurred by such person in respect of the service of such person, whether or not the Company would have the power to indemnify such person against such liability by law or under the provisions of Article IV.

The Company maintains directors’ and officers’ liability insurance covering its directors and officers with respect to liabilities, including liabilities under the Securities Act, which they may incur in connection with their serving as such. Under this insurance, the Company may receive reimbursement for amounts as to which the directors and officers are indemnified by the Company under the bylaw indemnification provisions described above. Such insurance also provides certain additional coverage for the directors and officers against certain liabilities even though such liabilities may not be covered by the bylaw indemnification provisions described above.

As permitted by PBCL Section 1713, the Company’s Amended and Restated Articles of Incorporation (the Company Articles) and the Company Bylaws provide that no director shall be personally liable for monetary damages as such for any action taken, or failure to take any action, unless the director has breached or failed to perform the duties of his office under Subchapter B—“Fiduciary Duty” of Chapter 17 of the PBCL and such director’s breach of duty or failure to perform constituted self-dealing, willful misconduct or recklessness. The PBCL states that this exculpation from liability does not apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for the payment of taxes pursuant to federal, state or local law. It is uncertain whether this provision will control with respect to liabilities imposed upon directors by federal law, including federal securities laws. PBCL Section 1715(d) creates a presumption, subject to exceptions, that a director acted in the best interests of the corporation. PBCL Section 1712, in defining the standard of care a director owes to the corporation, provides that a director stands in a fiduciary relation to the corporation and must perform his duties as a director or as a member of any committee of the board of directors in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.

The Company has indemnification agreements with all its executive officers and directors (collectively, indemnitees). These agreements provide that the indemnitees will be protected as promised in the Company Bylaws (regardless of, among other things, any amendment to or revocation of the Company Bylaws or any change in the composition of the Company’s board of directors or an acquisition transaction relating to the Company) and advanced expenses to the fullest extent of the law and as set forth in the indemnification agreements. These agreements also provide, to the extent insurance is maintained, for the continued coverage of the indemnitees under the Company’s director and officer insurance policies. The indemnification agreements, among other things and subject to certain limitations, indemnify and hold harmless the indemnitees against any and all reasonable expenses, including fees and expenses of counsel, and any and all liability and loss, including judgments, fines, ERISA, excise taxes or penalties and amounts paid or to be paid in settlement, incurred or paid by the indemnitees in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether or not by or in the right of the corporation or otherwise, in which the indemnitees are, were or at any time become parties, or are threatened to be made parties or are involved by reason of the fact that the indemnitees are or were the Company’s directors or officers or are or were serving at the Company’s request as directors, officers, employees, trustees or representatives of another corporation or enterprise.

The foregoing is only a general summary of certain aspects of the PBCL and the Company Articles and Company Bylaws dealing with indemnification of directors and officers and does not purport to be complete.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

Exhibit Number	Description
4.1

Form of Amended and Restated Articles of Incorporation of Equitrans Midstream Corporation (incorporated herein by reference to Exhibit 3.1 to Equitrans Midstream Corporation’s Form 10/A (#001-38629) filed on October 18, 2018)

4.2

Form of Amended and Restated Bylaws of Equitrans Midstream Corporation (incorporated herein by reference to Exhibit 3.2 to Equitrans Midstream Corporation’s Form 10/A (#001-38629) filed on October 18, 2018)

4.3*	Equitrans Midstream Corporation Directors’ Deferred Compensation Plan

5.1*	Opinion of Reed Smith LLP

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Counsel (included in Exhibit 5.1)

24.1*	Powers of Attorney (included in the signature page of this Registration Statement)

* Filed herewith

Item 9.         Undertakings.

(a)                                 The undersigned registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on November 9, 2018.

Equitrans Midstream Corporation

By:	/s/ Thomas F. Karam
Name: Thomas F. Karam
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby appoints Thomas F. Karam, Kirk R. Oliver and Robert C. Williams, and each of them, severally, as his or her true and lawful attorney or attorneys-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on November 9, 2018.

Signature	Title

/s/ Thomas F. Karam	President and Chief Executive Officer (Principal Executive Officer)
Thomas F. Karam

/s/ Kirk R. Oliver	Senior Vice President and Chief Financial Officer
Kirk R. Oliver	(Principal Financial Officer and Principal Accounting Officer)

/s/ Kenneth M. Burke	Director
Kenneth M. Burke

/s/ Robert J. McNally	Director
Robert J. McNally

/s/ Charlene Petrelli	Director
Charlene Petrelli

/s/ Jimmi Sue Smith	Director
Jimmi Sue Smith

The Plan. Pursuant to the requirements of the Securities Act of 1933, the administrator of the Plan has duly caused this Registration Statement to be signed on behalf of the Plan by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on November 9, 2018.

Equitrans Midstream Corporation Directors’ Deferred Compensation Plan

By:	/s/ Charlene Petrelli
Name: Charlene Petrelli
Title: Plan Administrator